UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2010

LIBERTY ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-138107
(Commission File Number)

205024859
(IRS Employer Identification No.)

Two Allen Center, Suite 1600, 1200 Smith Street, Houston, Texas, 77002
(Address of principal executive offices and Zip Code)

(713) 353 4700
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01       Entry into a Material Definitive Agreement

On July 19, 2010, Liberty Energy Corp. (the “Company”) entered into a share issuance agreement with Asia Pacific Capital Ltd. (“Asia Pacific”) (the “Financing Agreement”) whereby Asia Pacific shall make available of up to $4,000,000 by way of advances until July 18, 2014 (the “Completion Date”) in accordance with the terms of the Financing Agreement. The Completion Date may be extended for an additional term of up to twelve months at the option of the Company or Asia Pacific upon written notice on or before the Completion Date in accordance with the notice provisions of the Financing Agreement. The Company shall issue, within ten (10) Banking Days following the date of the receipt by the Company of any advance under the Financing Agreement, units (each a "Unit") of the Company at the Unit price. Each Unit shall consist of one share (each a "Share") of the common stock of the Company (the "Common Stock") and one and a half share purchase warrants (each a "Warrant").

Upon receipt of an advance from Asia Pacific under the terms of the Financing Agreement, the Company will issue to Asia Pacific that number of units of the Company at a price that is the higher of either: (a) $0.50, or (b) 90% of the volume weighted average of the closing price of the Company’s common stock, for the five (5) Banking Days immediately preceding the date of the advance, as quoted on Google Finance, or other source of stock quotes as agreed to by the Company and Asia Pacific.

Item 9.01      Financial Statements and Exhibits

10.1	Share Issuance Agreement dated July 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY ENERGY CORP.

/s/ Ian Spowart
Ian Spowart
President

Date: August 18, 2010